UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): (September 30, 2015)

FLUX POWER HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-25909	86-0931332
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

985 Poinsettia Avenue, Suite A, Vista, California	92081
(Address of Principal Executive Offices)	(Zip Code)

877-505-3589

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) Appointment of Directors

On September 30, 2015, the board of directors (the “Board”) of Flux Power Holdings, Inc. (the “Company”) increased the size of the Board to four (4) and appointed James Gevarges, age 50, as a member of the Board of Director.

Mr. Gevarges previously served on the Board from July 2012 until his resignation in October 2014. Mr. Gevarges is the President, Chief Executive Officer, and a majority owner of Current Ways, Inc., a California company engaged in the business of manufacturing chargers and other components for electric vehicles, which he founded in 2010. Current Ways, Inc. is not an affiliate of the Company. Since 1991, Mr. Gevarges has also been a Director and the Chief Executive Officer of LHV Power Corporation (formerly known as HiTek Power, Corp) (“LHV Power”), a California company located in Santee, California which is engaged in the business of designing, manufacturing and marketing of power supply systems. Mr. Gevarges is the sole owner of LHV Power. LHV Power is not an affiliate of the Company. Mr. Gevarges’ primary responsibilities at LHV Power are to manage the company and business as Chief Executive Officer and President. Mr. Gevarges has a Bachelor’s of Science degree in electrical engineering from Louisiana State University.

Except as disclosed in this Current Report on Form 8-K, there are no arrangements or understandings with any other person pursuant to which Mr. Gevarges were appointed as a director. There are also no family relationships between Mr. Geverages and any of directors or executive officers. Except as disclosed in this Current Report on Form 8-K, Mr. Gevarges has no other direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Flux Power Holdings, Inc.,
A Nevada Corporation

Dated: October 1, 2015	/s/ Ron Dutt
Ron Dutt, Chief Executive Officer and Interim Chief Financial Officer